Dresser-Rand Reports Second Quarter 2014 Diluted EPS of $0.38

Includes Tax Effected Nonrecurring Charges of $0.07

Backlog Increased

HOUSTON, Aug. 4, 2014 /PRNewswire/ --

Results Summary (dollars in millions, except per share data):
	Three months ended June 30,		Six months ended June 30,
	(Unaudited)
	2014	2013	2014	2013
Total revenues	$628.4	$805.3	$1,327.5	$1,571.7
Income from operations	$66.3	$87.2	$106.5	$152.7
Interest expense, net	($12.6)	($13.4)	($25.6)	($27.7)
Other (expense) income, net	($3.8)	$2.0	($0.5)	$1.0
Income before income taxes	$49.9	$75.8	$80.4	$126.0
Net income attributable to Dresser-Rand	$29.1	$53.3	$45.7	$86.2
Diluted EPS	$0.38	$0.69	$0.59	$1.12
Shares used to compute EPS (000)	77,084	76,739	77,017	76,742
Other information:
Total bookings	$691.0	$868.4	$1,285.2	$1,536.2
Total backlog	$2,782.6	$2,945.4	$2,782.6	$2,945.4

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income attributable to Dresser-Rand of $29.1 million, or $0.38 per diluted share, for the second quarter 2014, compared with net income attributable to Dresser-Rand of $53.3 million, or $0.69 per diluted share, for the second quarter 2013.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "Our second quarter operating performance was in-line with our guidance as we generated operating income of $66 million. For the first six months of 2014, we generated cash from operating activities of approximately $95 million, which represents an improvement of approximately $129 million over the corresponding period last year.

"As anticipated, New Unit bookings for the second quarter increased over the first quarter 2014 as we are starting to see some improvement in upstream project activity, including a major award to supply equipment for two large floating production, storage and offloading (FPSO) vessels to be located offshore West Africa. Activity continued to improve in July as we booked an order to supply gas turbine power generation equipment for a semi-submersible production unit destined for the Gulf of Mexico. We believe new unit bookings will be strong in both the third and fourth quarters, and as such we are revising our full year guidance for new unit bookings to be at least 10% higher than 2013.

"Aftermarket bookings of $348 million were in-line with our expectations but were lower than last year's level as a result of the adverse impact of the recently published Spanish ministerial order on our six cogeneration facilities in Spain, a reduction in bookings from a Latin American national oil company, and a large contract renewal in the second quarter of 2013 for certain energy assets in Brazil. Apart from these impacts, second quarter 2014 aftermarket bookings were approximately 6% higher compared to the corresponding period in 2013. This is a result of our efforts to increase the sales of parts and services for the installed base of Dresser-Rand equipment as well as applying our technology to non-Dresser-Rand equipment in our class. We anticipate a strong level of aftermarket activity in the third quarter. For the full year, we expect aftermarket bookings, adjusting for the impact of shutting down the cogeneration facilities in Spain, to increase approximately 5% from 2013 levels.

"Based on the pickup in bookings so far this year as well as the progress we have been making on our operational excellence initiatives, especially cycle time reduction, we are maintaining our guidance for overall bookings and operating income for the full year."

Summary of Results

Bookings of $691.0 million for the second quarter 2014 were 20.4% lower than the $868.4 million for the second quarter 2013. The backlog at June 30, 2014, of $2,782.6 million was 5.5% lower than the $2,945.4 million backlog at June 30, 2013. The backlog at June 30, 2014, increased from the end of first quarter 2014, which represents the first reported increase in backlog since the third quarter of 2013.

Revenues for the second quarter 2014 of $628.4 million were $176.9 million or 22.0% lower than the second quarter 2013 of $805.3 million. The decrease was a result of lower volume primarily due to previous delays (12 to 18 months prior) by the Company's end-user clients in placing equipment orders for major projects, mostly for upstream applications.

Total operating income for the second quarter 2014 was $66.3 million, compared to operating income of $87.2 million for the second quarter 2013. In addition to lower volume, operating income was adversely affected by nonrecurring severance and asset impairments of approximately $5.2 million associated with the shutdown of six cogeneration facilities in Spain and the planned consolidation of operations in Germany. As a percentage of revenues, operating income for the second quarter 2014, adjusted for the nonrecurring items, was 11.4%, compared to 10.8% for the corresponding period in 2013.

The provision for income taxes was $21.1 million for the second quarter 2014, compared to $21.4 million for the second quarter 2013. The effective tax rate for the second quarter 2014 was 42.3% compared to 28.2% for the second quarter 2013. The increase in the effective tax rate for the three months ended June 30, 2014, as compared to the three months ended June 30, 2013, is principally due to a comparably larger amount of net operating losses in certain jurisdictions for which we could not record benefits under U.S. GAAP. The full year effective tax rate is anticipated to fall generally in-line with previous guidance of approximately 34%.

Net income attributable to Dresser-Rand was $29.1 million or $0.38 per diluted share, for the second quarter 2014, compared to net income attributable to Dresser-Rand of $53.3 million, or $0.69 per diluted share, for the second quarter 2013.

New Units Segment

New unit bookings of $342.7 million for the second quarter 2014 were 20.7% lower than bookings of $432.0 million for the corresponding period in 2013. The backlog for new units at June 30, 2014, of $2,056.3 million was 8.8% lower than the $2,254.3 million backlog at June 30, 2013.

New unit revenues were $302.7 million for the second quarter 2014 compared to $420.2 million for second quarter 2013, a decrease of $117.5 million or 28.0%. The decrease in second quarter 2014 revenues compared to the corresponding period in 2013 reflects the above mentioned delays by the Company's end-user clients in placing equipment orders for major projects.

New unit operating income was $27.1 million for the second quarter 2014, compared to operating income of $25.8 million for the second quarter 2013. This segment's operating margin was 9.0% for the second quarter 2014, compared to 6.1% for the second quarter 2013. The increase in operating margin was due to a better mix of projects during the period as well as a shift in fixed cost allocations to the aftermarket segment due to changes in the mix of products and volume.

Aftermarket Parts and Services Segment

Aftermarket bookings of $348.3 million for the second quarter 2014 were 20.2% lower than bookings of $436.4 million for the corresponding period in 2013. The principal reasons for the lower level of aftermarket bookings include:

  The impact of the recently published Spanish ministerial order on the Company's cogeneration facilities in Spain, which reduced second quarter 2014 aftermarket bookings by approximately $35 million compared to the second quarter of 2013.
  A reduction in bookings from one Latin American national oil company of approximately $16 million compared to the second quarter of 2013.
  A $57 million contract renewal for certain energy assets in Brazil that was booked in the second quarter of 2013.

The backlog at June 30, 2014, of $726.3 million was 5.1% higher than the $691.1 million backlog at June 30, 2013.

Aftermarket parts and services revenues were $325.7 million for the second quarter 2014, compared to $385.1 million for the second quarter 2013, a decrease of $59.4 million or 15.4%. The decrease in revenues for the three months ended June 30, 2014, is principally due to the adverse impact of the recently published Spanish ministerial order on the Company's six cogeneration facilities in Spain and a reduction in shipments to one Latin American national oil company as the Company works collaboratively with this client to reduce outstanding receivables.

Aftermarket operating income was $70.5 million for the second quarter 2014, compared to $92.8 million for the second quarter 2013. This segment's operating margin was 21.6% for the second quarter 2014, compared to 24.1% for the second quarter 2013. Second quarter 2014 operating income decreased compared with the corresponding period in 2013, principally as a result of a shift in cost allocations from the new unit segment due to changes in the mix of products and volume, partially offset by a more favorable mix.

Liquidity and Capital Resources

As of June 30, 2014, cash and cash equivalents totaled $138.7 million and borrowing availability under the $1,168.5 million revolving credit portion of the Company's senior secured credit facility was $586.2 million, as $508.0 million of borrowings was outstanding and $74.3 million was used for outstanding letters of credit.

In the first six months of 2014, cash provided by operating activities was $94.6 million, compared with cash used in operating activities of $34.4 million for the corresponding period in 2013. The increase in net cash provided by operating activities was principally due to a decrease in working capital of approximately $6.0 million, as compared to an increase of $182.5 million in the first six months of 2013, partially offset by lower net income.

As of June 30, 2014, net debt was approximately $1,042.9 million, compared to $1,088.5 million at December 31, 2013.

Outlook

The Company is reiterating its full year operating income guidance of $377 to $396 million. The Company expects its full year 2014 fully diluted earnings per share to be between $2.60 and $2.80. Bookings are expected to increase 5% to 10% over the 2013 level.

Conference Call

The Company will discuss its second quarter 2014 results at its conference call on August 5, 2014, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 p.m. (noon) Eastern Time on August 5, 2014, through 11:59 p.m. Eastern Time on August 12, 2014. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 77986521.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, India, and Brazil, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy; its ability to comply with local content requirements; delivery delays by third party suppliers; cost overruns and fixed-price contracts; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any acquisitions, joint ventures or strategic investments; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; a failure or breach of its information system security; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	($ in millions, except per share amounts)

Net sales of products	$ 448.8	$ 590.2	$ 990.6	$ 1,162.2
Net sales of services	179.6	215.1	336.9	409.5
Total revenues	628.4	805.3	1,327.5	1,571.7
Cost of products sold	326.9	460.1	756.6	918.3
Cost of services sold	123.0	147.0	245.0	283.2
Total cost of sales	449.9	607.1	1,001.6	1,201.5
Gross profit	178.5	198.2	325.9	370.2
Selling and administrative expenses	105.1	98.4	204.9	194.6
Research and development expenses	7.1	12.6	14.5	22.9
Income from operations	66.3	87.2	106.5	152.7
Interest expense, net	(12.6)	(13.4)	(25.6)	(27.7)
Other (expense) income, net	(3.8)	2.0	(0.5)	1.0
Income before income taxes	49.9	75.8	80.4	126.0
Provision for income taxes	21.1	21.4	35.0	37.2
Net income	28.8	54.4	45.4	88.8
Net loss (income) attributable to noncontrolling interest	0.3	(1.1)	0.3	(2.6)
Net income attributable to Dresser-Rand	$ 29.1	$ 53.3	$ 45.7	$ 86.2
Net income attributable to Dresser-Rand per share
Basic	$ 0.38	$ 0.70	$ 0.60	$ 1.13
Diluted	$ 0.38	$ 0.69	$ 0.59	$ 1.12
Weighted average shares outstanding - (in thousands)
Basic	76,525	76,210	76,448	76,005
Diluted	77,084	76,739	77,017	76,742

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	($ in millions)
Revenues
New units	$ 302.7	$ 420.2	$ 694.0	$ 863.4
Aftermarket parts and services	325.7	385.1	633.5	708.3
Total revenues	$ 628.4	$ 805.3	$ 1,327.5	$ 1,571.7
Gross profit
New units	$ 56.6	$ 54.9	$ 103.9	$ 110.4
Aftermarket parts and services	121.9	143.3	222.0	259.8
Total gross profit	$ 178.5	$ 198.2	$ 325.9	$ 370.2
Income from operations
New units	$ 27.1	$ 25.8	$ 42.8	$ 54.4
Aftermarket parts and services	70.5	92.8	120.3	159.2
Unallocable	(31.3)	(31.4)	(56.6)	(60.9)
Total income from operations	$ 66.3	$ 87.2	$ 106.5	$ 152.7
Bookings
New units	$ 342.7	$ 432.0	$ 586.5	$ 700.8
Aftermarket parts and services	348.3	436.4	698.7	835.4
Total bookings	$ 691.0	$ 868.4	$ 1,285.2	$ 1,536.2
Backlog - ending
New units	$ 2,056.3	$ 2,254.3	$ 2,056.3	$ 2,254.3
Aftermarket parts and services	726.3	691.1	726.3	691.1
Total backlog	$ 2,782.6	$ 2,945.4	$ 2,782.6	$ 2,945.4

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
($ in millions)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 138.7	$ 190.4
Restricted cash	6.6	8.1
Accounts receivable, less allowance for losses of $8.1 at 2014 and $9.1 at 2013	563.6	727.4
Inventories, net	741.7	716.0
Prepaid expenses and other	70.4	68.8
Deferred income taxes	22.8	25.2
Total current assets	1,543.8	1,735.9
Property, plant and equipment, net	481.9	472.3
Goodwill	926.4	927.6
Intangible assets, net	462.5	479.0
Deferred income taxes	12.2	11.8
Other assets	138.2	111.2
Total assets	$ 3,565.0	$ 3,737.8

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 591.6	$ 729.1
Customer advance payments	173.0	164.5
Accrued income taxes payable	35.2	36.1
Short-term borrowings and current portion of long-term debt	33.9	40.1
Total current liabilities	833.7	969.8
Deferred income taxes	55.1	55.4
Postemployment and other employee benefit liabilities	64.6	74.0
Long-term debt	1,154.3	1,246.9
Other noncurrent liabilities	94.6	90.3
Total liabilities	2,202.3	2,436.4
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and 76,616,271 and 76,293,924 shares issued and outstanding at June 30, 2014, and December 31, 2013, respectively	0.8	0.8
Additional paid-in capital	175.7	162.4
Retained earnings	1,298.7	1,253.0
Accumulated other comprehensive loss	(116.2)	(118.8)
Total Dresser-Rand stockholders' equity	1,359.0	1,297.4
Noncontrolling interest	3.7	4.0
Total stockholders' equity	1,362.7	1,301.4
Total liabilities and stockholders' equity	$ 3,565.0	$ 3,737.8

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
	2014	2013
	($ in millions)
Cash flows from operating activities
Net income	$ 45.4	$ 88.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	47.6	45.9
Deferred income taxes	(3.0)	4.0
Stock-based compensation	13.1	17.9
Excess tax benefits from stock-based compensation	(2.1)	(6.6)
Amortization of debt financing costs	1.1	2.0
Provision for losses on inventory	2.4	0.6
Provision for losses on accounts receivable	2.2	1.0
Loss (gain) from equity investments	3.0	(1.3)
Loss on disposal of property, plant and equipment	2.8	-
Changes in working capital and other
Accounts receivable	165.9	(85.2)
Inventories	(29.2)	(21.9)
Prepaid expenses and other	(0.8)	(12.3)
Accounts payable and accruals	(139.7)	57.2
Customer advances	8.6	(108.4)
Taxes payable	1.2	(11.9)
Pension and other post-retirement benefits	(8.5)	(4.8)
Other	(15.4)	0.6
Net cash provided by (used in) operating activities	94.6	(34.4)
Cash flows from investing activities
Capital expenditures	(31.7)	(39.7)
Loans made to investees and others	(20.7)	-
Proceeds from sales of property, plant and equipment	0.6	-
Other investments	(2.5)	(10.5)
Decrease in restricted cash balances	1.6	5.9
Net cash used in investing activities	(52.7)	(44.3)
Cash flows from financing activities
Proceeds from exercise of stock options	3.3	3.5
Proceeds from borrowings	530.4	850.8
Repayments of borrowings	(628.5)	(730.5)
Excess tax benefits from stock-based compensation	2.1	6.6
Repurchase of common stock	(5.2)	(1.5)
Net cash (used in) provided by financing activities	(97.9)	128.9
Effect of exchange rate changes on cash and cash equivalents	4.3	(10.7)
Net (decrease) increase in cash and cash equivalents	(51.7)	39.5
Cash and cash equivalents, beginning of period	190.4	122.8
Cash and cash equivalents, end of period	$ 138.7	$ 162.3

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	June 30,	December 31,
	2014	2013
	($ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 145.3	$ 198.5
Short-term borrowings and current portion of long-term debt	(33.9)	(40.1)
Long-term debt	(1,154.3)	(1,246.9)
Net debt	$ (1,042.9)	$ (1,088.5)

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Vice President Investor Relations (713) 973-5497